UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Cardinal Bankshares Corporations

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April 9, 2009

Fellow Shareholders

No doubt in the last several months you have heard and read about the turmoil in the financial markets. Normally, as with any problem, there may come opportunities. As the proxy statement we previously sent to you stated, we are asking you to vote for a change in our Articles of Incorporation. The change in our Articles will allow us to have available 5 million shares of preferred stock.

I want to emphasize that we are NOT seeking this approval for participation in the U.S. Treasury’s Troubled Asset Relief Program (“TARP”). While we were offered the opportunity to participate in TARP your Board of Directors declined to do so based on our capital and liquidity. We simply don’t need the TARP funds to serve our customers.

By now you have probably received your proxy materials. The proxy statement discusses how having this stock available will give your Board of Directors additional resources in these challenging times. I would encourage you to read the material and pay particular attention to the discussion concerning the proposed change to the Articles and issuance of preferred stock. Our board of directors has unanimously approved and endorsed this change, and we ask that you vote yes for proposal 2, as well as proposal 1 for re-election of the members of the board.

Cardinal Bankshares remains strong, has money to lend, and is committed to move forward in serving our markets.

Sincerely,

Leon Moore

Chairman, President & CEO